Exhibit 99.1

August 19, 2022

Dear Shareholder:

As talks of recession grow, your Company continues to maintain a healthy balance sheet with a strong base of core earnings. Our assets have continued to grow, reaching $991 million as of June 30, 2022, compared to $845 million for the same period in 2021, a 17% increase year-over-year.

The loan portfolio has grown $26 million year-over-year, which includes replacing the $50 million in outstanding Small Business Administration Paycheck Protection Program (SBA PPP) loans present in 2021 (most of which have now been forgiven.) This represents $76 million in new loan production. It is important to note the Bank has maintained its asset quality standards, while continuing to provide capital in the form of loans to the businesses and families we serve.

Net income year-to-date as of June 30, 2022 is $2.5 million compared to $6.2 million reported last year for the same period. The major difference represents non-recurring earnings that are not a part of our normal operations. Examples of non-recurring earnings include $1 million of one-time SBA PPP income and $991 thousand of one-time bond gains. Further, we just came through a historical refinancing boom in the housing sector, which contributed $4.7 million in additional mortgage revenue for 2021.

We have now moved into a new era with the Federal Reserve raising rates in an effort to address inflation concerns.  This is drastically impacting the home mortgage industry. Nationally, mortgage originations are down 30-40%. While core earnings from the Bank have improved, they have not offset the decline in mortgage revenue, the one-time earnings of SBA PPP and bond gains recorded in 2021.

Net income for the second quarter in 2022 was $1.7 million, as compared to $1.6 million for the same three month period in 2021, which equates to $1.5 million in net income available to common shareholders for both periods. This is reported as $0.22 per share and $0.20 per share, for the respective periods.

As we navigate through the remainder of 2022 and into 2023, we continue to find ourselves in a world of change and challenges.  We remain focused on our purpose and mission of making a difference wherever we serve and being a helpful partner to our customers, associates, communities and our shareholders.  We thank you for your continued support.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick
President and Chief Executive Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	June 30,	June 30,
(Amounts in thousands except share and per share data)	2022	2021

Assets
Cash and due from banks	$5,244	$5,069
Interest-earning deposits with banks	117,112	122,001
Securities available for sale	315,101	200,148
Securities held to maturity (fair value $28,396 and $29,282, respectively)	30,381	27,803
Equity securities, at fair value	327	411
Loans held for sale	13,261	10,394
Loans held for investment	461,091	438,053
Less: Allowance for loan losses	(4,194)	(4,174)
Net loans held for investment	456,897	433,879
Interest receivable	2,656	2,171
Premises and equipment, net	15,728	16,451
Restricted stock	1,428	921
Bank-owned life insurance	9,125	9,000
Mortgage banking derivatives	806	1,589
Other assets	22,932	15,423
Total assets	$990,998	$845,260

Liabilities
Deposits:
Demand, noninterest-bearing	$288,887	$235,335
Interest checking and money market accounts	444,529	368,870
Savings accounts	112,846	87,074
Time deposits, $250,000 and over	16,900	19,979
Other time deposits	46,968	48,035
Total deposits	910,130	759,293
Short-term borrowed funds	1,132	1,271
Long-term debt	29,569	9,992
Mortgage banking derivatives	-	78
Other liabilities	10,982	13,066
Total liabilities	951,813	783,700

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
6,930,717 and 6,964,242 shares, respectively.
Book value per share $4.12 in 2022 and $7.10 in 2021 (1)	8,664	8,705
Additional paid-in capital	11,814	12,030
Undivided profits	32,754	28,907
Accumulated other comprehensive income (loss)	(24,702)	1,263
Total Uwharrie Capital Corp shareholders' equity	28,530	50,905
Noncontrolling interest	10,655	10,655
Total shareholders' equity	39,185	61,560
Total liabilities and shareholders' equity	$990,998	$845,260

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 3% stock dividend in 2021.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands except share and per share data)	2022	2021	2022	2021

Interest Income
Interest and fees on loans	$5,297	$5,335	$10,404	$11,397
Interest on investment securities	1,603	922	2,981	2,001
Interest-earning deposits with banks and federal funds sold	247	27	287	43
Total interest income	7,147	6,284	13,672	13,441

Interest Expense
Interest paid on deposits	213	175	390	386
Interest paid on borrowed funds	337	131	674	270
Total interest expense	550	306	1,064	656

Net Interest Income	6,597	5,978	12,608	12,785
Provision for (recovery of) loan losses	(13)	(141)	105	(175)
Net interest income after provision for (recovery of) loan losses	6,610	6,119	12,503	12,960

Noninterest Income
Service charges on deposit accounts	261	240	504	482
Interchange and card transaction fees	303	339	541	558
Other service fees and commissions	801	800	1,702	1,430
Gain on sale of securities	-	51	(91)	991
Realized/unrealized gain (loss) on equity securities	(56)	7	(65)	(12)
Income from mortgage banking	1,172	2,069	2,439	7,175
Other income (loss)	(229)	668	(149)	657
Total noninterest income	2,252	4,174	4,881	11,281

Noninterest Expense
Salaries and employee benefits	4,912	5,233	9,928	10,622
Occupancy expense	427	460	852	886
Equipment expense	193	165	381	337
Data processing	194	165	406	330
Loan costs	95	191	264	497
Professional fees and services	204	232	416	468
Marketing and donations	205	200	539	821
Software amortization and maintenance	308	333	619	723
Other operating expenses	332	1,275	1,018	1,713
Total noninterest expense	6,870	8,254	14,423	16,397

Income before income taxes	1,992	2,039	2,961	7,844
Provision for income taxes	310	435	478	1,657
Net Income	$1,682	$1,604	$2,483	$6,187

Consolidated net income	$1,682	$1,604	$2,483	$6,187
Less: Net income attributable to noncontrolling interest	(141)	(141)	(280)	(280)
Net income attributable to Uwharrie Capital Corp and common shareholders	$1,541	$1,463	$2,203	$5,907
Net Income Per Common Share (1)
Basic	$0.22	$0.20	$0.32	$0.82
Assuming dilution	$0.22	$0.20	$0.32	$0.82
Weighted Average Common Shares Outstanding (1)
Basic	6,930,717	7,224,640	6,941,280	7,243,373
Assuming dilution	6,930,717	7,224,640	6,941,280	7,243,373